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                                    EXHIBIT 99.4:     FORM OF LETTER TO BROKERS.


                                  TRICOM, S.A.
                            Ave. Lope De Vega No. 95
                        Santo Domingo, Dominican Republic


                                  [____], 2001


To:      Securities Dealers, Commercial Banks, Trust Companies, and Other
         Nominees

         This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the offering (the "Rights Offering") by TRICOM, S.A. ("TRICOM") of an aggregate of [ ] American Depositary Shares, each representing one share of Class A common stock, par value RD$10 per share ("ADS"), of TRICOM, at a subscription price of $[ ] per ADS (the "Subscription Price"), pursuant to the exercise of non-transferable subscription rights initially distributed on [____], 2001 ("Subscription Rights'), to all holders of record of shares of TRICOM's ADSs as of the close of business on _______________, 2001 (the "Record Date"). Each Subscription Right also carries the right to oversubscribe at the Subscription Price for additional ADSs limited to a percentage of the unsubscribed ADSs equal to a holder's percentage ownership of our ADSs and Class B stock (subject to proration) on the record date. The Subscription Rights are described in the enclosed prospectus and evidenced by a Subscription Certificate registered in your name or in the name of your nominee.


         Each beneficial owner of shares of ADSs registered in your name or the name of your nominee is entitled to [ ] Subscription Rights for each ADS owned by such beneficial owner. Shareholders may purchase one ADS for each Subscription Right exercised. Shareholders may not purchase fractional ADSs, but instead Subscription Rights will be rounded down to the nearest full Subscription Right.


         We are asking you to contact your clients for whom you hold ADSs registered in your or in the name of your nominee to obtain instructions with respect to the Subscription Rights.

         Enclosed are copies of the following documents:
         1.  Prospectus;
         2.  Form of Letter from TRICOM to its Shareholders;
         3.  Instructions for Use of TRICOM, S.A. Subscription Certificates; and
         4.  return envelope
         addressed to The Bank of New York, as Subscription Agent.


         Your prompt action is requested. The Subscription Rights will expire at 5:00 P.M., New York City time, on [ ], 2001 (as it may be extended, the "Expiration Date").


         To exercise Subscription Rights, properly completed and executed Subscription Certificates and payment in full for all Subscription Rights exercised must be delivered to The Bank of New York, as Subscription Agent (the "Subscription Agent"), as indicated in the prospectus prior to the Expiration Date.


         TRICOM will not pay any fees or commissions to any broker, dealer or other person for soliciting subscriptions for Subscription Rights pursuant to the Rights Offering, other than the


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Subscription Agent and the information agent as described in the prospectus.


         Nothing contained herein or in the enclosed documents shall make you or any other person the agent of TRICOM, the Subscription Agent, the information agent or any affiliate of any of them, or authorize you or any other person to make any statement or use any document on behalf of any of them in connection with the Rights Offering other than the enclosed documents and the statements contained therein.


         Additional copies of the enclosed materials may be obtained by
contacting TRICOM's, [           ], at [(   )    -    ].
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                                          Sincerely,

                                          By:  /s/ MANUEL ARTURO PELLERANO PENA
                                              ----------------------------------
                                              Manuel Arturo Pellerano Pena
                                              Chairman of the Board of Directors
                                              and Chief Executive Officer



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